Exhibit 99.1


CONTACT AT FINOVA:                                     CONTACT AT LEUCADIA:
Stuart A. Tashlik                                      Laura Ulbrandt
480/636-5355                                           212/460-1977


   THE FINOVA GROUP INC. AND LEUCADIA NATIONAL CORPORATION ANNOUNCE LEUCADIA'S
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           INTENT TO INVEST UP TO $350 MILLION IN NEWLY ISSUED EQUITY
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       TRANSACTION SUBJECT TO REACHING AGREEMENT WITH FINOVA'S BANK GROUP


           SCOTTSDALE, ARIZ. AND NEW YORK, N.Y., NOV. 13, 2000 -- The FINOVA Group Inc. (NYSE: FNV) and Leucadia National Corporation (NYSE and PCX: LUK) announced today that they signed a letter agreement under which Leucadia National would invest up to $350 million in FINOVA. Under the terms of the transaction, Leucadia National agreed to purchase 10 million shares of a new Payment in Kind Convertible Preferred Stock ("PIK Convertible Preferred") for $250 million. The PIK Convertible Preferred will have a liquidation preference of $25 per share and a 14% coupon payable in kind for a period of five years, after which time the coupon will, at FINOVA's option, be payable either in cash or in kind. The shares will be convertible into 100 million FINOVA common shares from June 30, 2006 until the tenth anniversary of issuance. The PIK Convertible Preferred will vote with the common stock and receive 20 votes per share. The agreement is subject to reaching a mutually satisfactory arrangement with FINOVA's bank group and certain other customary conditions, including regulatory approvals.

           As soon as practical following the purchase of the PIK Convertible Preferred by Leucadia, FINOVA will issue up to an additional $150 million of PIK Convertible Preferred by way of a rights offering to its existing common shareholders. Leucadia National has agreed to act as a standby purchaser of $100 million of that offering. The transaction contemplates that a minimum of $350 million and up to $400 million in equity capital will be infused into FINOVA.


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           FINOVA has also agreed to issue, concurrent with the purchase of the
PIK Convertible Preferred, a 10-year warrant to Leucadia National, allowing it to acquire up to 20% of FINOVA's outstanding shares (subject to anti-dilution provisions) for $125 million.

           The agreement includes a provision that could result in a distribution to common shareholders or holders of PIK Convertible Preferred and the Leucadia warrant in 2006, based upon the performance of FINOVA's loan and lease portfolio.

           In conjunction with the investment, Leucadia National will have the right to appoint six members to a newly constituted ten member Board of Directors.

           FINOVA Chairman John Teets said, "We are delighted to be associated with Leucadia National. Their long history of highly successful investments in the financial services industry brings a wealth of experience to FINOVA as we seek to regain the confidence of the market and build the value of our franchise for the benefit of our shareholders, customers and employees."

           Matt Breyne, FINOVA's President and Chief Executive Officer stated, "This agreement follows due diligence by Leucadia National and is the culmination of our strategic review process. We expect to work quickly with Leucadia and Jay Alix & Associates to present a comprehensive plan to our bank group."

           The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to


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midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.

           Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in property and casualty insurance (through Empire Insurance Company and Allcity Insurance Company), manufacturing (through its Plastics Division), banking and lending (principally through American Investment Bank, N.A.) and mining (through MK Gold Company). Leucadia also currently has equity interests of more than 5% in the following domestic public companies: Carmike Cinemas, Inc. (6% of Class A Shares), GFSI Holdings, Inc. (6%), Fidelity National Financial, Inc. (9%), Jordan Industries, Inc. (10%) and PhoneTel Technologies, Inc. (7%).


This news release contains forward-looking statements such as estimates, predictions or forecasts. FINOVA and Leucadia assume no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to complete this transaction; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.



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